Exhibit 4.4

NUMBER	SHARES

C-

CUSIP [•]

ROCKLEY PHOTONICS

HOLDINGS LIMITED

ORDINARY SHARES

THIS CERTIFIES THAT is the owner of Ordinary shares, par value $0.00001 per share (each, an “Ordinary Share”), of Rockley Photonics Holdings Limited, a Cayman Islands exempted company (the “Company”), transferable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory	Transfer Agent